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ENTERPRISE FINANCIAL CEO PETER BENOIST
TO EXTEND TENURE AS CHIEF EXECUTIVE

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St. Louis, March 26, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it has amended the employment agreement of President and Chief Executive Officer Peter F. Benoist to provide for an extension of his tenure as CEO. The original term of Benoist's employment agreement was scheduled to expire on December 31, 2013. However, the Company and Benoist have agreed on an amendment under which Benoist would continue as CEO through at least December 31, 2014. Under the terms of the agreement Benoist is eligible to earn two cash bonuses of $250,000 after December 31, 2013 and after December 31, 2014.

James J. Murphy, Jr., Chairman and CEO of Murphy Company and non-executive Chairman of the Enterprise Financial Board, commented, “Peter successfully led Enterprise through the most difficult economic period since the Great Depression. At the same time, while preserving the Company's sound financial footing during the financial crisis, he had the foresight to capitalize on opportunities that were presented during that time. Enterprise completed four FDIC-assisted transactions that established the Company's Arizona franchise and doubled its market presence in Kansas City. Those acquisitions have also generated more than $60 million in net revenues to date.”

“Last year, Enterprise posted earnings per share that matched its best ever EPS performance and net income was the highest in the Company's history,” noted Murphy. “Peter's vision, leadership skills and industry experience have been invaluable to Enterprise's success and the Board is very pleased that he has agreed to extend his term as CEO.”

Benoist joined Enterprise in 2002 as Chairman and CEO of Enterprise Bank & Trust, the Company's principal subsidiary. In 2008 he was named President and CEO of the Company.

Prior to joining Enterprise, Benoist was Executive Director of the Regional Housing and Community Development Alliance in St. Louis. His banking career includes serving as Regional Chairman and St. Louis Market President of Firstar Bank, now US Bank, Senior Executive Vice President and Chief Operating Officer of the former Mercantile Bank of St. Louis and Director and Executive Vice President of the former Mark Twain Bancshares, Inc. and Chairman of its banking operations.

Benoist holds B.A. and M.B.A. degrees from Saint Louis University. He serves on the Regional Business Council in St. Louis and on the Boards of the Regional Housing and Community Development Alliance, Jefferson National Parks Association, Opera Theater of St. Louis, Grand Center and the United Way of St. Louis.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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